Exhibit 99.1
(GAYLORD ENTERTAINMENT LOGO)
GAYLORD ENTERTAINMENT CO. REPORTS SECOND QUARTER EARNINGS
Gaylord Entertainment Raises Gaylord Hotels CCF Guidance
Gaylord Hotels Total Future Bookings Including Gaylord National Increase 17 Percent
NASHVILLE, Tenn. (August 3, 2006) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the second quarter of 2006.
For the second quarter ended June 30, 2006:
•	Consolidated revenue increased 4.7 percent to $235.1 million from $224.5 million in the same period last year, led by solid revenue growth in the hospitality segment.

•	Loss from continuing operations was $5.7 million, or a loss of $0.14 per share, compared to income from continuing operations of $0.1 million, or $0.00 per share in the prior-year quarter. Loss from continuing operations increased in the second quarter of 2006 due to lower operating income and a higher provision for income taxes, partially offset by an increase in income from unconsolidated companies in the second quarter of 2006 compared to the second quarter of 2005.

•	Hospitality segment total revenue grew 6.4 percent to $157.2 million, compared to $147.7 million in the prior-year quarter, driven by a strong performance from Gaylord Opryland. Hospitality segment results were negatively affected by the shift into the second quarter of the Easter holiday, a seasonally low period for group bookings, and by an expected change in group mix relative to the second quarter of last year. Gaylord Hotels revenue per available room[1] (“RevPAR”) and total revenue per available room[2] (“Total RevPAR”) increased 2.3 percent and 4.9 percent, respectively, compared to the second quarter of 2005.

•	Adjusted EBITDA[3] was $33.5 million compared to $34.3 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) increased 8.1 percent to $41.0 million in the second quarter of 2006 compared to $37.9 million in the same period last year.
“Our year is shaping up quite nicely, as hospitality results were as expected following a very strong second quarter in 2005. The highlight for the quarter was strong same-store future bookings, an indication of the appeal of the Gaylord Hotel’s brand with meeting planners,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “Total future bookings, which include future bookings for Gaylord National, reached over 455,000 net definite room nights in the second quarter, a 17 percent increase when compared to last year, and a clear indication that our model can be successfully replicated in new markets.”
“We are making excellent progress on the development front, as illustrated by the approval of our economic incentives to help fund the 500-room Gaylord National expansion and by the recent approval by local authorities of the letter of intent outlining the initial terms of our project in Chula Vista, California.”

Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the second quarter of 2006 include:
•	Gaylord Hotels’ Total RevPAR increased 4.9 percent to $283.22, compared to $269.94 in the second quarter of 2005; Gaylord Hotels RevPAR increased 2.3 percent to $119.63 compared to $116.97 in the prior-year quarter. Across Gaylord Hotels an improved yield on future group bookings booked in prior years and a 15.7 percent increase in transient demand drove CCF and revenue growth in the second quarter of 2006. Occupancy increased 0.2 percentage points while ADR increased 2.0 percent to $153.89 compared to the second quarter of 2005.

•	CCF increased 8.3 percent to $44.0 million in the second quarter of 2006 compared to $40.6 million in the same period last year. CCF margins for the hospitality segment increased 48 basis points to 28.0 percent from 27.5 percent in the prior-year quarter, due to improved CCF margins at Gaylord Opryland and Gaylord Palms.

•	Gaylord Hotels’ same-store net definite bookings for all future years, excluding Gaylord National, increased 28.9 percent to 381,193 net definite room nights booked in the second quarter of 2006.

•	Gaylord National booked an additional 73,900 net definite room nights in the second quarter of 2006, bringing National’s cumulative net definite room nights to 646,000. Gaylord National future bookings continue to remain well ahead of future booking levels achieved by both the Palms and Texan hotels at the same point in their development.

•	Gaylord Hotels’ rotational bookings continue to be strong at 43.1 percent in the second quarter of 2006, as Gaylord remains focused on rotating its customers throughout its network of properties.
“Our results in the hospitality segment came in as expected and we continue to show improvement at all our properties, even in comparison to what was an extremely strong second quarter in 2005,” said Reed. “Our hospitality results illustrate our ability to attract higher value customers at each property who take full advantage of both our inside and outside-the-room offerings. Our service and amenities improvements at Opryland are beginning to yield positive results, as it is once again becoming the centerpiece of our network of convention properties. Meanwhile, the Palms and Texan realized revenue growth in the second quarter in line with our expectations. As America’s leading convention resort brand, the future of Gaylord Hotels is indeed very bright and will continue to grow as we expand into other markets.”
At the property level, Gaylord Opryland achieved revenues of $66.9 million in the second quarter of 2006, a 12.8 percent increase compared to the prior-year quarter. RevPAR increased 1.1 percent to $113.28. Occupancy decreased 0.5 percentage points and ADR increased 1.6 percent to $143.52. Total RevPAR grew 9.3 percent to $255.26 in the second quarter of 2006 compared to $233.45 in the prior-year quarter, due to the hotel’s continued focus on booking customers with greater propensity to spend and the introduction of additional outside-the-room offerings, such as the Relâche Spa. CCF grew 13.8 percent to $18.1 million versus $15.9 million in the second quarter of 2006. Due to a higher contribution of lower margin outside-the-room revenue in the second quarter, CCF margin increased by 25 basis points to 27.1 percent.

Opryland’s multi-year room renovation program did not adversely affect results in the second quarter of 2006, as no rooms were taken out of available inventory. Second quarter 2005 operating statistics reflect 7,940 room nights out of available inventory due to the room renovation program. The room renovation will resume this year in July and continue into the fourth quarter of 2006 with the renovation of an additional 431 rooms, or approximately 18,600 room nights. To complete the multi-year room renovation program, the Company expects to take approximately 53,000 room nights out of service at various times in 2007.
Gaylord Palms posted revenues of $45.1 million in the second quarter of 2006, an increase of 1.9 percent compared to $44.2 million in the prior-year quarter. Gaylord Palms generated RevPAR growth of 10.9 percent to $147.10, driven by a 7.3 percentage point increase in occupancy and a 1.3 percent increase in ADR. Total RevPAR was $352.32, up 1.9 percent from $345.76 in the second quarter of 2005. The decrease in outside-the-room revenue at the Palms was driven primarily by lower group banquet spending typical of the shift in group mix from corporate to association business that occurred between the second quarter of 2005 and 2006. CCF increased 7.8 percent to $14.4 million compared to the prior-year quarter of $13.4 million. CCF margin for the hotel was 32.0 percent, up 175 basis points from the prior-year quarter.
Gaylord Texan revenues increased 2.1 percent to $42.9 million in the second quarter of 2006 compared to $42.0 million in the prior-year quarter. RevPAR decreased by 4.6 percent to $116.18 in the second quarter of 2006, driven by a 5.7 percentage point decrease in occupancy. ADR increased 3.1 percent to $166.05. Total RevPAR improved 2.1 percent to $311.88 in the second quarter of 2006 from $305.34 in the same period last year. CCF increased 0.2 percent to $10.8 million from $10.7 million in the second quarter of 2005, resulting in a CCF margin of 25.1 percent, or a 48 basis point decrease over the second quarter of 2005. As expected, a decrease in occupancy and a higher contribution of lower margin outside-the-room revenue led to the lower CCF margin.
Development Update
As announced on July 19, 2006, Prince George’s County approved Gaylord Entertainment’s economic incentives that it requested to fund a 500-room expansion at the Gaylord National. The Company is proceeding with the 500-room expansion, bringing the hotel from 1,500 to 2,000 rooms. The National booked an additional 73,900 room nights in the second quarter of 2006, bringing cumulative net definite room nights booked for the property to approximately 646,000. The National continues to set production records for Gaylord Hotels two years from its opening in the beginning of the second quarter of 2008.
“We are pleased that the additional economic incentives for the 500-room expansion have been approved by the Prince George’s County Council. The National’s expansion to 2,000 rooms is great news for both our convention customers and Prince George’s County, which will now be home to the finest convention hotel on the East Coast,” said Reed. “We have already seen a tremendous amount of demand for the Gaylord National hotel, and believe that it will be a strong anchor for the National Harbor project.”
The Company announced on July 26, 2006 that it had entered into a letter of intent with the Unified Port of San Diego and the City of Chula Vista to develop a 1,500 to 2,000 room convention hotel in Chula Vista, California. The project is subject to definitive documentation and additional approvals including, among others, the California Coastal Commission. On its current schedule, the Company expects the project to break ground in 2008 and to be completed in 2010.

“Customers have told us a Gaylord Hotel on the West Coast would be a very attractive meetings destination, so we are pleased with the progress we have made in Chula Vista. There is much yet to be done to make this project a reality,” said Reed. “We look forward to continuing our discussions with the Port and the City of Chula Vista to develop a world-class convention destination.”
In the second quarter of 2006, Gaylord incurred $37.4 million in capital expenditures related to the construction of the Gaylord National. The hotel is expected to open in the beginning of the second quarter of 2008, while the Company expects the 500-room expansion to open in the third quarter of 2008.
ResortQuest
ResortQuest revenues from continuing operations were $58.0 million, flat compared to the prior-year quarter. ResortQuest operating loss increased $0.8 million to an operating loss of $1.5 million in the second quarter of 2006. ResortQuest RevPAR increased 5.4 percent to $88.12, due to a 9.1 percent increase in ADR which offset a 1.7 percentage point decrease in occupancy across the network. ResortQuest CCF was $1.7 million compared to $2.3 million in the second quarter of 2005. In the second quarter of 2006, ResortQuest had 15,709 units under exclusive management, excluding units reflected in discontinued operations.
In June 2006, ResortQuest entered into a joint venture with RREEF Global Opportunities Fund II, LLC, a division of Deutsche Bank, and the joint venture purchased the Courtyard by Marriott Kauai at Waipouli Beach. ResortQuest also entered into a long-term management agreement to operate the 311-room property, which has subsequently been renamed the ResortQuest Kauai Beach at Makaiwa. Gaylord Entertainment will retain a 19.9 percent equity interest in the joint venture with a total investment in the hotel of approximately $3.8 million.
“ResortQuest performance was consistent with the revised expectations from the business we described last quarter. While the business performed well in markets such as Hawaii, we continue to see softness in the Northwest Florida rental markets due to customers’ reluctance to travel to areas affected by inclement weather in 2004 and 2005,” said Reed. “The real estate brokerage business continues to be negatively impacted by interest rates and significant new supply, particularly in our Florida markets which are also suffering from the lasting impact of the 2004 and 2005 hurricanes. While it’s still early to tell, we have recently seen progress from ResortQuest’s website and have recognized the benefit of an increase in website traffic and online bookings.”
Opry and Attractions
Opry and Attractions segment revenues increased to $19.8 million in the second quarter of 2006 compared to $18.7 million in the second quarter of 2005. Opry and Attractions reported an operating income of $1.6 million for the period compared to operating income of $2.2 million in the second quarter of 2005. CCF decreased 8.5 percent to $2.9 million in the second quarter of 2006 from $3.2 million in the prior-year quarter.
“Results for the business came in as expected. As a signature country lifestyle brand, the Grand Ole Opry continues to demonstrate its deep value and resonance with country music fans around the world,” said Reed. “We are excited about new merchandising ventures and the continued success of our live entertainment which are driving further brand awareness.”

Corporate and Other
Corporate and Other operating loss totaled $12.5 million in the second quarter of 2006 compared to an operating loss of $10.1 million in the same period last year. Corporate and Other operating losses increased over the prior-year period, in part, due to the recognition of stock option expense. Corporate and Other CCF loss in the second quarter of 2006 decreased 6.7 percent to a loss of $7.6 million compared to a loss of $8.2 million in the prior-year quarter.
Bass Pro Shops
For the quarter ended June 30, 2006, Gaylord’s equity income from its investment in Bass Pro Group, LLC was $3.2 million.
Board of Directors
Gaylord Entertainment announced earlier today that Laurence Geller, CEO of Strategic Hotels & Resorts, has decided to step down from Gaylord’s Board of Directors effective immediately, due to time constraints from his own business. “We appreciate having had Laurence on our Board since 2002,” said Reed. “We will miss him and are indebted to him for his service to our Company.”
Liquidity
As of June 30, 2006, the Company had long-term debt outstanding, including current portion, of $632.9 million and unrestricted and restricted cash of $89.5 million. $529.9 million of the Company’s $600.0 million credit facility remains undrawn at the end of the second quarter of 2006, which includes $15.1 million in letters of credit.
The Company is currently evaluating its financing alternatives for the announced development projects. Such plans could include incurrence of additional indebtedness, sale of non-core assets, or a combination thereof.
As of June 30, 2006, all assets and liabilities related to the Secured Forward Exchange contract with CSFB, which matures in May 2007, have been reclassified as current on the Company’s consolidated balance sheet. This reclassification had no impact on the Company’s consolidated income statement or cash flows.
Outlook
The following outlook is based on current information as of August 3, 2006. The Company does not expect to update guidance until next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
“At Gaylord Hotels we continue to experience strong booking trends. We anticipate having a strong second half of 2006 as our group-focused model delivers on solid advance bookings. Despite energy related cost pressures we expect to deliver strong profitability. We are therefore raising our full year CCF guidance range to $166 to $171 million,” said Reed. “In addition, our pipeline remains exceptionally strong and because our same-store advance bookings reached record levels this quarter, we are revising our guidance range on advance bookings to 1.4 to 1.5 million room nights.”

“ResortQuest is experiencing business trends consistent with those described last quarter. Travelers are visiting our destinations in smaller numbers than in the past years, largely due to weather related issues in past years and high fuel prices. Our guidance for this segment remains unchanged.”
Gaylord’s 2006 outlook reflects approximately 18,600 room nights out of service due to the room renovation at the Gaylord Opryland.

	2006	2006
	PRIOR	NEW

Consolidated Revenue	$924 — 961 Million	$924 — 961 Million

Consolidated Cash Flow
Gaylord Hotels	$163 — 168 Million	$166 — 171 Million
ResortQuest	$16 — 21 Million	$16 — 21 Million
Opry and Attractions	$10 — 11 Million	$10 — 11 Million
Corporate and Other	$(37 — 35 Million)	$(37 — 35 Million)

Consolidated CCF	$152 — 165 Million	$155 — 168 Million

Gaylord Hotels Advance Bookings	1.3 — 1.4 Million	1.4 — 1.5 million
Gaylord Hotels RevPAR	8% — 10%	8% — 10%
Gaylord Hotels Total RevPAR	8% — 10%	8% — 10%
Web Cast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands — Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation’s largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.gaylordentertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new facilities, increased costs associated with building and developing new hotel facilities, business levels at the Company’s hotels, risks associated with ResortQuest’s business, the Company’s ability to successfully integrate and achieve operating efficiencies at ResortQuest, and the ability to obtain financing for new developments. The Company’s ability to achieve forecasted results for its ResortQuest business depends upon levels of occupancy at ResortQuest units under management, returning damaged units to service on a timely basis and the successful roll-out of new ResortQuest technology initiatives. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period. The Company calculates revenue per available room (“RevPAR”) for its ResortQuest segment by dividing gross lodging revenues by room nights available to guests for the period. The Company’s ResortQuest segment revenue represents a portion of the gross lodging revenues based on the services provided by ResortQuest. ResortQuest segment revenue and operating expenses include certain reimbursed management contract expenses incurred in the period of $10.4 million and $10.3 million for the three months ended June 30, 2006 and 2005, respectively.

[2]	The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]	Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock we own and changes in the fair value of the derivative associated with our secured forward exchange contract and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.

[4]	As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8% and 6.75% senior notes) also excludes the impact of pre-opening costs, the non-cash portion of the naming rights and Florida ground lease expense, non-recurring ResortQuest integration charges which when added to other expenses related to the merger do not exceed $10 million, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses), including the $5.4 million gain on the collection of a note receivable held by ResortQuest and dividends received from our investments in unconsolidated companies. The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com

~or~	~or~
Key Foster, VP Treasury	Josh Hochberg
& Investor Relations	Sloane & Company
Gaylord Entertainment	(212) 446-1892
(615) 316-6132	jhochberg@sloanepr.com
kfoster@gaylordentertainment.com
~or~
Rob Tanner, Director
Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30		Jun. 30
	2006	2005	2006	2005

Revenues (a)	$235,116	$224,472	$476,727	$437,942
Operating expenses:
Operating costs (a)	151,650	142,762	303,429	278,861
Selling, general and administrative (b)	48,414	46,231	94,284	90,981
Preopening costs	1,503	1,173	2,565	2,116
Depreciation and amortization	21,308	20,195	42,601	41,124

Operating income	12,241	14,111	33,848	24,860

Interest expense, net of amounts capitalized	(18,022)	(17,884)	(35,852)	(35,975)
Interest income	735	579	1,442	1,158
Unrealized gain (loss) on Viacom stock	602	(30,735)	(12,633)	(47,898)
Unrealized gain on derivatives	3,939	34,349	19,331	39,986
Income (loss) from unconsolidated companies	3,047	(1,590)	5,803	(118)
Other gains and (losses), net (c)	636	2,470	6,726	4,920

Income (loss) before provision (benefit) for income taxes	3,178	1,300	18,665	(13,067)

Provision (benefit) for income taxes	8,867	1,246	13,064	(3,987)

(Loss) income from continuing operations	(5,689)	54	5,601	(9,080)

Income (loss) from discontinued operations, net of taxes	528	(465)	2,397	(188)

Net (loss) income	$(5,161)	$(411)	$7,998	$(9,268)

Basic net income (loss) per share:
(Loss) income from continuing operations	$(0.14)	$0.00	$0.14	$(0.23)
Income (loss) from discontinued operations, net of taxes	$0.01	$(0.01)	$0.06	$(0.00)

Net (loss) income	$(0.13)	$(0.01)	$0.20	$(0.23)

Fully diluted net income (loss) per share:
(Loss) income from continuing operations	$(0.14)	$0.00	$0.13	$(0.23)
Income (loss) from discontinued operations, net of taxes	$0.01	$(0.01)	$0.06	$(0.00)

Net (loss) income	$(0.13)	$(0.01)	$0.19	$(0.23)

Weighted average common shares for the period:
Basic	40,592	40,158	40,453	40,071
Fully-diluted	40,592	41,217	41,507	40,071

(a)	Includes certain ResortQuest reimbursed management contract expenses incurred in the period of $10,386 and $10,289 for the three months ended June 30, 2006 and 2005, respectively, and $20,946 and $20,216 for the six months ended June 30, 2006 and 2005, respectively.

(b)	Includes non-cash lease expense of $1,626 and $1,638 for the three months ended June 30, 2006 and 2005, respectively, and $3,290 and $3,276 for the six months ended June 30, 2006 and 2005, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense and other property lease expense on a straight-line basis.

(c)	Includes a non-recurring $5.4 million gain related to the collection of a note receivable, held by ResortQuest, previously considered to be uncollectible for the six months ended June 30, 2006.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Jun. 30,	Dec. 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$47,677	$58,719
Cash and cash equivalents — restricted	41,862	19,688
Short-term investments	343,942	—
Trade receivables, net	50,727	37,154
Estimated fair value of derivative assets	241,322	—
Deferred financing costs	24,016	26,865
Deferred income taxes	—	8,861
Other current assets	34,123	29,276
Current assets of discontinued operations	59	7,726

Total current assets	783,728	188,289

Property and equipment, net of accumulated depreciation	1,477,097	1,404,211
Intangible assets, net of accumulated amortization	25,342	27,768
Goodwill	174,002	177,556
Indefinite lived intangible assets	40,315	40,315
Investments	81,429	429,295
Estimated fair value of derivative assets	—	220,430
Long-term deferred financing costs	17,127	29,144
Other long-term assets	20,193	14,135
Long-term assets of discontinued operations	—	1,447

Total assets	$2,619,233	$2,532,590

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,997	$1,825
Secured forward exchange contract	613,054	—
Accounts payable and accrued liabilities	221,938	186,540
Deferred income taxes	90,135	—
Current liabilities of discontinued operations	585	7,802

Total current liabilities	927,709	196,167

Secured forward exchange contract	—	613,054
Long-term debt and capital lease obligations, net of current portion	630,921	598,475
Deferred income taxes	88,644	177,652
Estimated fair value of derivative liabilities	6,364	1,994
Other long-term liabilities	91,324	96,488
Long-term liabilities and minority interest of discontinued operations	272	193
Stockholders’ equity	873,999	848,567

Total liabilities and stockholders’ equity	$2,619,233	$2,532,590

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow
(“CCF”) reconciliation:

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2006		2005		2006		2005
	$	Margin	$	Margin	$	Margin	$	Margin

Consolidated
Revenue	$235,116	100.0%	$224,472	100.0%	$476,727	100.0%	$437,942	100.0%

Net income (loss)	$(5,161)	-2.2%	$(411)	-0.2%	$7,998	1.7%	$(9,268)	-2.1%
Loss (income) from discontinued operations, net of taxes	(528)	-0.2%	465	0.2%	(2,397)	-0.5%	188	0.0%
(Benefit) provision for income taxes	8,867	3.8%	1,246	0.6%	13,064	2.7%	(3,987)	-0.9%
Other (gains) and losses, net	(636)	-0.3%	(2,470)	-1.1%	(6,726)	-1.4%	(4,920)	-1.1%
(Income) loss from unconsolidated companies	(3,047)	-1.3%	1,590	0.7%	(5,803)	-1.2%	118	0.0%
Unrealized (gain) loss on derivatives	(3,939)	-1.7%	(34,349)	-15.3%	(19,331)	-4.1%	(39,986)	-9.1%
Unrealized loss (gain) on Viacom stock	(602)	-0.3%	30,735	13.7%	12,633	2.6%	47,898	10.9%
Interest expense, net	17,287	7.4%	17,305	7.7%	34,410	7.2%	34,817	8.0%

Operating (loss) income	12,241	5.2%	14,111	6.3%	33,848	7.1%	24,860	5.7%
Depreciation & amortization	21,308	9.1%	20,195	9.0%	42,601	8.9%	41,124	9.4%

Adjusted EBITDA	33,549	14.3%	34,306	15.3%	76,449	16.0%	65,984	15.1%
Pre-opening costs	1,503	0.6%	1,173	0.5%	2,565	0.5%	2,116	0.5%
Other non-cash expenses	1,626	0.7%	1,638	0.7%	3,290	0.7%	3,340	0.8%
Non-recurring ResortQuest integration charges (1)	—	0.0%	390	0.2%	—	0.0%	1,468	0.3%
Stock Option expense	1,614	0.7%	—	0.0%	3,260	0.7%	—	0.0%
Other gains and (losses), net (2)	636	0.3%	2,470	1.1%	6,726	1.4%	4,920	1.1%
(Gains) and losses on sales of assets	305	0.1%	(2,077)	-0.9%	558	0.1%	(3,828)	-0.9%
Dividends received	1,739	0.7%	—	0.0%	1,911	0.4%	—	0.0%

CCF	$40,972	17.4%	$37,900	16.9%	$94,759	19.9%	$74,000	16.9%

Hospitality segment
Revenue	$157,189	100.0%	$147,678	100.0%	$322,653	100.0%	$290,179	100.0%
Operating income	24,669	15.7%	22,812	15.4%	58,058	18.0%	43,821	15.1%
Depreciation & amortization	16,026	10.2%	15,335	10.4%	32,166	10.0%	31,179	10.7%
Pre-opening costs	1,503	1.0%	1,173	0.8%	2,565	0.8%	2,116	0.7%
Other non-cash expenses	1,575	1.0%	1,638	1.1%	3,150	1.0%	3,276	1.1%
Stock Option expense	213	0.1%	—	0.0%	382	0.1%	—	0.0%
Other gains and (losses), net	(88)	-0.1%	(348)	-0.2%	(86)	0.0%	(336)	-0.1%
(Gains) and losses on sales of assets	89	0.1%	—	0.0%	89	0.0%	—	0.0%

CCF	$43,987	28.0%	$40,610	27.5%	$96,324	29.9%	$80,056	27.6%

ResortQuest segment
Revenue	$58,029	100.0%	$57,978	100.0%	$117,333	100.0%	$115,943	100.0%
Operating (loss) income	(1,500)	-2.6%	(709)	-1.2%	516	0.4%	953	0.8%
Depreciation & amortization	2,760	4.8%	2,647	4.6%	5,485	4.7%	5,332	4.6%
Non-recurring ResortQuest integration charges (1)	—	0.0%	390	0.7%	—	0.0%	1,468	1.3%
Other non-cash expenses	51	0.1%	—	0.0%	140	0.1%	—	0.0%
Stock Option expense	254	0.4%	—	0.0%	597	0.5%	—	0.0%
Other gains and (losses), net (2)	(164)	-0.3%	(60)	-0.1%	5,266	4.5%	(58)	-0.1%
Dividends received	71	0.1%	—	0.0%	243	0.2%	—	0.0%
(Gains) and losses on sales of assets	216	0.4%	—	0.0%	216	0.2%	—	0.0%

CCF	$1,688	2.9%	$2,268	3.9%	$12,463	10.6%	$7,695	6.6%

Opry and Attractions segment
Revenue	$19,819	100.0%	$18,688	100.0%	$36,584	100.0%	$31,545	100.0%
Operating income (loss)	1,556	7.9%	2,153	11.5%	185	0.5%	(3)	0.0%
Depreciation & amortization	1,437	7.3%	1,154	6.2%	2,851	7.8%	2,552	8.1%
Stock Option expense	37	0.2%	—	0.0%	61	0.2%	—	0.0%
Other gains and (losses), net	(84)	-0.4%	1,991	10.7%	(350)	-1.0%	1,886	6.0%
(Gains) and losses on sales of assets	—	0.0%	(2,077)	-11.1%	253	0.7%	(2,077)	-6.6%

CCF	$2,946	14.9%	$3,221	17.2%	$3,000	8.2%	$2,358	7.5%

Corporate and Other segment
Revenue	$79		$128		$157		$275
Operating loss	(12,484)		(10,145)		(24,911)		(19,911)
Depreciation & amortization	1,085		1,059		2,099		2,061
Other non-cash expenses	—		—		—		64
Stock Option expense	1,110		—		2,220		—
Other gains and (losses), net	972		887		1,896		3,428
Dividends received	1,668		—		1,668		—
(Gains) and losses on sales of assets	—		—		—		(1,751)

CCF	$(7,649)		$(8,199)		$(17,028)		$(16,109)

(1)	Under the terms of Gaylord’s bond indentures and credit facility, non-recurring costs and expenses related to the merger of ResortQuest and Gaylord Entertainment in Nov. 2003 are excluded from the calculation of Consolidated Cash Flow (“CCF”). Non-recurring ResortQuest integration charges include severance payments, rebranding expenses, technology integration charges and other related non-recurring expenses related to the merger, not to exceed a total of $10 million.

(2)	Includes a non-recurring $5.4 million gain related to the collection of a note receivable, held by ResortQuest, previously considered to be uncollectible for the six months ended June 30, 2006.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2006	2005	2006	2005

HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1)

Occupancy	77.7%	77.5%	78.8%	75.8%
Average daily rate (ADR)	$153.89	$150.91	$157.11	$149.45
RevPAR	$119.63	$116.97	$123.83	$113.30
OtherPAR	$163.59	$152.97	$168.70	$151.42
Total RevPAR	$283.22	$269.94	$292.53	$264.72

Revenue	$157,189	$147,678	$322,653	$290,179
CCF	$43,987	$40,610	$96,324	$80,056
CCF Margin	28.0%	27.5%	29.9%	27.6%

Gaylord Opryland (1)

Occupancy	78.9%	79.4%	78.2%	74.7%
Average daily rate (ADR)	$143.52	$141.24	$143.16	$133.11
RevPAR	$113.28	$112.09	$112.02	$99.40
OtherPAR	$141.98	$121.36	$142.97	$113.27
Total RevPAR	$255.26	$233.45	$254.99	$212.67

Revenue	$66,875	$59,309	$132,632	$109,170
CCF	$18,139	$15,941	$35,414	$25,726
CCF Margin	27.1%	26.9%	26.7%	23.6%

Gaylord Palms

Occupancy	83.8%	76.5%	84.4%	83.4%
Average daily rate (ADR)	$175.53	$173.26	$184.32	$175.41
RevPAR	$147.10	$132.60	$155.62	$146.27
OtherPAR	$205.22	$213.16	$221.19	$225.60
Total RevPAR	$352.32	$345.76	$376.81	$371.87

Revenue	$45,077	$44,239	$95,893	$94,635
CCF	$14,404	$13,362	$33,166	$32,258
CCF Margin	32.0%	30.2%	34.6%	34.1%

Gaylord Texan

Occupancy	70.0%	75.7%	75.7%	72.5%
Average daily rate (ADR)	$166.05	$161.01	$169.34	$164.79
RevPAR	$116.18	$121.84	$128.16	$119.55
OtherPAR	$195.70	$183.50	$200.07	$181.91
Total RevPAR	$311.88	$305.34	$328.23	$301.46

Revenue	$42,883	$41,985	$89,769	$82,447
CCF	$10,750	$10,725	$26,561	$21,144
CCF Margin	25.1%	25.5%	29.6%	25.6%

Nashville Radisson and Other (2)

Occupancy	77.1%	74.1%	73.8%	67.5%
Average daily rate (ADR)	$90.48	$87.86	$90.39	$87.69
RevPAR	$69.75	$65.14	$66.73	$59.20
OtherPAR	$15.66	$12.64	$14.56	$12.40
Total RevPAR	$85.41	$77.78	$81.29	$71.60

Revenue	$2,354	$2,145	$4,359	$3,927
CCF	$694	$582	$1,183	$928
CCF Margin	29.5%	27.1%	27.1%	23.6%

RESORTQUEST OPERATING METRICS:

ResortQuest Segment (3)

Occupancy	50.0%	51.7%	53.9%	56.4%
ADR	$176.27	$161.64	$164.86	$151.51
RevPAR	$88.12	$83.57	$88.93	$85.41
Total Units	15,709	17,245	15,709	17,245

(1)	Excludes 7,940 room nights that were taken out of service during the three months and six months ended June 30, 2005, as a result of the rooms renovation program at Gaylord Opryland.

(2)	Includes other hospitality revenue and expense.

(3)	Excludes units in discontinued markets and units out of service, including units damaged by hurricanes.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (“Adjusted EBITDA”) and Consolidated
Cash Flow (“CCF”) reconciliation:

	Guidance Range
	(Full Year 2006)
	Low	High
Consolidated
Estimated Operating income (loss)	$35,300	$48,300
Estimated Depreciation & amortization	89,200	89,200

Estimated Adjusted EBITDA	$124,500	$137,500
Estimated Pre-opening costs	5,800	5,800
Estimated Non-cash lease expense	6,700	6,700
Estimated Stock Option Expense	6,100	6,100
Estimated Gains and (losses), net	11,900	11,900

Estimated CCF	$155,000	$168,000

Hospitality segment
Estimated Operating income (loss)	$86,600	$91,600
Estimated Depreciation & amortization	66,300	66,300

Estimated Adjusted EBITDA	$152,900	$157,900
Estimated Pre-opening costs	5,800	5,800
Estimated Non-cash lease expense	6,400	6,400
Estimated Stock Option Expense	900	900
Estimated Gains and (losses), net	—	—

Estimated CCF	$166,000	$171,000

ResortQuest segment
Estimated Operating income (loss)	$(4,400)	$600
Estimated Depreciation & amortization	12,500	12,500

Estimated Adjusted EBITDA	$8,100	$13,100
Estimated Non-cash lease expense	300	300
Estimated Stock Option Expense	1,000	1,000
Estimated Gains and (losses), net	6,600	6,600

Estimated CCF	$16,000	$21,000

Opry and Attractions segment
Estimated Operating income (loss)	$4,300	$5,300
Estimated Depreciation & amortization	5,600	5,600

Estimated Adjusted EBITDA	$9,900	$10,900
Estimated Stock Option Expense	100	100
Estimated Gains and (losses), net	—	—

Estimated CCF	$10,000	$11,000

Corporate and Other segment
Estimated Operating income (loss)	$(51,200)	$(49,200)
Estimated Depreciation & amortization	4,800	4,800

Estimated Adjusted EBITDA	$(46,400)	$(44,400)
Estimated Stock Option Expense	4,100	4,100
Estimated Gains and (losses), net	5,300	5,300

Estimated CCF	$(37,000)	$(35,000)